Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Roger Metz, Vice President

(303) 804-4082

E-mail: roger_metz@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

FOURTH QUARTER 2006 RESULTS

Revenues of $96.6 million;

Income From Continuing Operations of $0.30 per share.

ENGLEWOOD, COLO. (January 23, 2007) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended December 31, 2006.

Fourth Quarter 2006 Highlights:

•	Results from continuing operations were as follows: total revenues were $96.6 million; operating income was $19.9 million; and income from continuing operations was $14.1 million, or $0.30 per diluted share. CSG’s effective income tax rate for the quarter was 42%, which was higher than the previously expected 35% effective rate, resulting in an approximately $0.04 per diluted share impact that was not anticipated in CSG’s financial guidance for the quarter. Absent the impact of this item, CSG would have achieved the bottom end of its earnings per share guidance for the quarter. The higher than expected income tax rate for the fourth quarter was primarily a result of a correction of minor income tax expense items from previous periods that were not considered material to the current or past periods, and thus were recorded in their entirety in the fourth quarter.

•	Cash flows from operations for the quarter were $28.9 million.

•	For the quarter, CSG repurchased 756,000 shares of its common stock for $20.5 million (weighted-average price of $27.13 per share) under its stock repurchase program.

•	To date, over 29 million cable customer accounts have migrated to CSG’s Advanced Convergent Platform, or ACP.

“We are quite pleased with our results for 2006, and feel that our products and operational expertise leave us well-positioned to participate in the exciting transformations in the cable and satellite industry in 2007,” Ed Nafus, chief executive officer and president of CSG Systems International, Inc., said. “The vast majority of our cable subscriber base is already enjoying the benefits of our industry-leading Advanced Convergent Platform. In addition, we will continue to invest in our business by rolling out product enhancements and innovative solutions throughout the year that will make it even easier for our clients to manage their rapid growth of bundled offerings to both residential and commercial customers.”

-more-

CSG Systems International, Inc.

January 23, 2007

Summary GAAP Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Percent Change	2006	2005	Percent Change
Continuing operations:
Total revenues	$96,643	$93,199	4%	$383,106	$377,317	2%
Operating income	19,948	6,498	207%	86,471	76,433	13%
Income from continuing operations	14,126	4,284	230%	62,561	46,742	34%
Discontinued operations, net of tax	969	18,315	(95)%	(2,791)	6,487	(143)%
Net income	15,095	22,599	(33)%	59,770	53,229	12%
Diluted earnings (loss) per share:
Income from continuing operations	$0.30	$0.09	233%	$1.33	$0.96	39%
Discontinued operations, net of tax	0.02	0.38	(95)%	(0.06)	0.13	(146)%

Net income	$0.32	$0.47	(32)%	$1.27	$1.09	17%

Fourth Quarter 2006 Results From Continuing Operations

Total revenues for the fourth quarter of 2006 were $96.6 million, which is at the higher end of CSG’s financial guidance for the quarter. Fourth quarter revenues represent an increase of four percent when compared to $93.2 million for the same period in 2005, however a decrease of two percent when compared to $98.5 million for the third quarter of 2006. The components of total revenues were as follows: (i) processing revenues for the fourth quarter of 2006 were $87.3 million, relatively unchanged when compared to $87.1 million for the same period last year, and down three percent when compared to $90.3 million for the third quarter of 2006; and (ii) software, maintenance and services revenues were $9.3 million for the current quarter, a 52 percent increase when compared to $6.1 million for the same period last year, and an increase of 14 percent when compared to $8.2 million for the third quarter of 2006.

The sequential decrease in total revenues and processing revenues between the third and fourth quarters of 2006 relates primarily to the impact of Comcast’s and Time Warner’s acquisition of the former Adelphia customer accounts in the third quarter. CSG recognized $2.8 million of one-time revenues related to the former Adelphia customer accounts upon the closing of the transaction in the third quarter. In addition, beginning in August 2006, these former Adelphia customer accounts were billed at the lower per unit pricing in CSG’s Comcast and Time Warner contracts. The total impact of these matters resulted in lower revenues related to the former Adelphia customer accounts of approximately $3.5 million in the fourth quarter, when compared to third quarter revenues for these customer accounts.

Income from continuing operations presented in accordance with generally accepted accounting principles (“GAAP”) for the fourth quarter of 2006 was $14.1 million, or $0.30 per diluted share, compared to $4.3 million, or $0.09 per diluted share, for the same period last year, and $17.4 million, or $0.37 per diluted share, for the third quarter of 2006. Income from continuing operations for the fourth quarter of 2005 was reduced by $14.5 million, or $0.20 per diluted share, of restructuring charges, with no comparable amount in the current quarter.

CSG Systems International, Inc.

January 23, 2007

For the fourth quarter of 2006, CSG’s effective income tax rate was 42%, which was higher than the previously expected 35% effective rate, resulting in an approximately $0.04 per diluted share impact that was not anticipated in CSG’s financial guidance for the quarter. Absent the impact of this item, CSG would have achieved the bottom end of its earnings per share guidance for the quarter. The higher than expected income tax rate for the fourth quarter was primarily a result of a correction of minor income tax expense items from previous periods that were not considered material to the current or past periods, and thus were recorded in their entirety in the fourth quarter. The accounting correction of these items is considered one-time in nature, and is not expected to materially impact CSG’s estimated income tax rate going forward.

Total customer accounts processed on CSG's systems as of December 31, 2006 were 45.4 million, compared to 44.8 million as of September 30, 2006. To date, approximately 90% of CSG’s cable customer accounts have migrated to CSG’s Advanced Convergent Platform, or ACP. The annualized revenue per processing unit (“ARPU”) for the fourth quarter of 2006 was $7.72 compared to $8.08 for the third quarter of 2006. The sequential decrease in ARPU between the third and fourth quarters of 2006 relates primarily to the Adelphia matters discussed above. The $3.5 million sequential decrease in revenues related to the former Adelphia customer accounts referenced above equates to a sequential reduction in ARPU of approximately $0.30 between the third and fourth quarters of 2006.

Discontinued Operations

During the fourth quarter of 2006, CSG recorded an income tax benefit from the true-up of certain state income tax items related to CSG’s former GSS Business, which was sold to Comverse in December 2005. The previous accounting for these matters was appropriately based on various estimates. With the filing of the various state income tax returns during the fourth quarter, the determination of the actual benefits due is now certain. As a result, CSG has a gain from discontinued operations (net of tax) for the fourth quarter of 2006 of $1.0 million, or $0.02 per diluted share.

Supplemental Data

The following information is provided to assist readers in further evaluating CSG’s performance (in thousands, except per share amounts):

	Three Months Ended December 31, 2006		Three Months Ended December 31, 2005
	Amount (1)	Per Diluted Share Impact (2)	Amount (1)	Per Diluted Share Impact (2)
Certain key operating income items:
Restructuring charges	$—	$—	$14,525	$0.20
Certain non-cash expenses:
Depreciation	$2,787	$0.04	$2,446	$0.03
Amortization of intangible assets	4,267	0.05	3,429	0.05
Stock-based employee compensation	3,100	0.04	7,194	0.10

Total	$10,154	$0.13	$13,069	$0.18

CSG Systems International, Inc.

January 23, 2007

	Twelve Months Ended December 31, 2006		Twelve Months Ended December 31, 2005
	Amount (1)	Per Diluted Share Impact (2)	Amount (1)	Per Diluted Share Impact (2)
Certain key operating income items:
Former CEO retirement benefits	$234	$0.00	$8,855	$0.12
Restructuring charges	2,368	0.03	14,534	0.19

Total	$2,602	$0.03	$23,389	$0.31

Certain non-cash expenses:
Depreciation	$10,438	$0.14	$9,862	$0.13
Amortization of intangible assets	15,913	0.21	13,586	0.18
Stock-based employee compensation	12,214	0.16	17,047	0.22

Total	$38,565	$0.51	$40,495	$0.53

(1)	These items (on a pretax basis) are calculated in accordance with GAAP, and are reflected as part of continuing operations in the accompanying Unaudited Condensed Consolidated Statements of Income.
(2)	This represents the after tax impact to income from continuing operations on a per diluted share basis using CSG’s effective income tax rates from continuing operations of 42% and 38%, respectively, for the three and twelve months ended December 31, 2006, and 35% and 36%, respectively, for the three and twelve months ended December 31, 2005.

Financial Condition and Cash Flows

Certain key balance sheet items as of the end of the indicated periods are as follows (in thousands):

	December 31, 2006	September 30, 2006	December 31, 2005
Cash, cash equivalents, and short-term investments	$415,490	$414,930	$392,224
Net trade accounts receivable	110,020	107,564	104,812

Certain key operating cash flow items for the indicated quarters then ended are as follows (in thousands):

	December 31, 2006	September 30, 2006	December 31, 2005
Cash Flows from Operating Activities:
Operations	$29,549	$31,489	$29,576
Changes in operating assets and liabilities (3)	(680)	(2,937)	(13,862)

Net cash provided by operating activities	$28,869	$28,552	$15,714

(3)	The fourth quarter of 2005 changes in operating assets and liabilities was negatively impacted by approximately $10 million due to a key client delaying payment of an invoice until after quarter end.

Stock Repurchase Program

During the fourth quarter of 2006, CSG repurchased 756,000 shares of its common stock for $20.5 million (a weighted-average price of $27.13 per share) under its stock repurchase program. CSG has purchased approximately 1.6 million shares for a total of approximately $42.4 million (a weighted-average price of $26.90 per share) towards its planned $350 million stock repurchases announced in August 2006.

CSG Systems International, Inc.

January 23, 2007

First Quarter 2007 and Full Year 2007 Financial Guidance

“For the first quarter of 2007, we are expecting revenues of between $97 million and $99 million, and full year revenues ranging from $398 million to $406 million, which represents top-line organic growth of between four percent to six percent year-over-year. We expect income from continuing operations per diluted share of between $0.32 and $0.34 for the first quarter of 2007, with the full year estimates ranging between $1.41 and $1.49 per diluted share,” Randy Wiese, chief financial officer, said.

A further summary of CSG’s financial guidance for continuing operations for the first quarter and full year 2007 is as follows (in millions, except for per share amounts and percentages):

	First Quarter	Full Year
Revenues	$97 - $99	$398 - $406
Operating Margins	21%	22%
Effective Income Tax Rate	37% - 39%	37% - 39%
Earnings per Diluted Share	$0.32 - $0.34	$1.41 - $1.49
Cash Flow from Operations	$20 - $22	$110 - $118

CSG’s quarterly and full year earnings per diluted share estimates noted above are dependent on its outstanding diluted share amounts. At this time, the guidance provided above assumes CSG will repurchase 5 million shares of its common stock under its stock repurchase program ratably during 2007. However, the actual amounts, and the timing of such repurchases, are highly dependent upon various market factors, and as a result, the amount and the timing of share repurchases can vary significantly between quarters or from this full year assumption.

Capital expenditures are expected to range between $15 and $18 million for the year.

There are certain non-cash items included in CSG’s first quarter and full year 2007 income from continuing operations per diluted share guidance noted above. The following table outlines the expected impact of these items, and is provided to assist readers in further evaluating CSG’s expected financial performance for these periods (in thousands, except per share amounts):

	First Quarter – 2007	Full Year – 2007
Certain non-cash expenses (4):

Depreciation	$2,817	$12,364
Amortization of intangible assets	4,188	16,950
Stock-based employee compensation	2,379	11,546

Total	$9,384	$40,860

Per diluted share impact (5)	$0.13	$0.57

(4)	These items (on a pretax basis) are calculated in accordance with GAAP.
(5)	This represents the after tax impact to income from continuing operations on a per diluted share basis using CSG’s estimated effective income tax rates from continuing operations as noted above.

CSG Systems International, Inc.

January 23, 2007

Conference Call

CSG will host a one-hour conference call on Tuesday, January 23, at 5 p.m. EDT, to discuss CSG's fourth quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is a leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American cable and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. CSG is a S&P Midcap 400 company. For more information, visit our website at www.csgsystems.com.

Safe-Harbor Statement

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG's ability to continue to perform satisfactorily and maintain good customer relations with its four largest clients, Comcast Corporation, Echostar Communications, Time Warner, Inc., and Charter Communications, which combined make up approximately 70% of CSG’s revenues; 2) the continued acceptance of CSG’s Advanced Convergent Platform and its related products and services; 3) CSG's ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG's expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG's products and services; 7) CSG's ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG's ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 9) CSG’s ability to successfully integrate and manage acquired businesses or assets in order to achieve the expected strategic, operating and financial goals established for such acquisitions. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG's reports on Forms 10-K and 10-Q and other filings made with the SEC.

FINANCIALS TO FOLLOW

CSG Systems International, Inc.

January 23, 2007

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$240,687	$346,113
Short-term investments	174,803	46,111

Total cash, cash equivalents and short-term investments	415,490	392,224
Trade accounts receivable-
Billed, net of allowance of $1,143 and $1,324	110,020	104,812
Unbilled and other	5,555	6,660
Deferred income taxes	8,927	12,658
Income taxes receivable	—	5,032
Other current assets	5,636	17,145

Total current assets	545,628	538,531
Property and equipment, net of depreciation of $66,656 and $61,333	23,680	21,143
Software, net of amortization of $32,989 and $31,945	7,725	—
Goodwill	14,228	623
Client contracts, net of amortization of $82,486 and $68,634	36,024	41,661
Deferred income taxes	19,617	30,182
Other assets	6,594	6,236

Total assets	$653,496	$638,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Client deposits	$23,645	$19,651
Trade accounts payable	15,509	17,306
Accrued employee compensation	20,962	32,447
Deferred revenue	17,586	9,575
Income taxes payable	3,651	—
Other current liabilities	10,158	14,814

Total current liabilities	91,511	93,793

Non-current liabilities:
Long-term debt	230,000	230,000
Deferred revenue	8,632	8,943
Other non-current liabilities	5,619	7,310

Total non-current liabilities	244,251	246,253

Total liabilities	335,762	340,046

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 46,831,643 shares and 47,886,480 shares outstanding	616	601
Additional paid-in capital	340,564	316,764
Treasury stock, at cost, 14,776,238 shares and 12,290,485 shares	(360,259)	(296,976)
Accumulated other comprehensive income (loss):
Unrealized gain on short-term investments, net of tax	25	71
Unrecognized pension plan losses and prior service costs, net of tax	(852)	—
Accumulated earnings	337,640	277,870

Total stockholders’ equity	317,734	298,330

Total liabilities and stockholders’ equity	$653,496	$638,376

CSG Systems International, Inc.

January 23, 2007

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenues:
Processing and related services	$87,356	$87,073	$351,764	$346,463
Software, maintenance and services	9,287	6,126	31,342	30,854

Total revenues	96,643	93,199	383,106	377,317

Cost of revenues:
Processing and related services	44,079	44,217	173,536	170,344
Software, maintenance and services	5,420	5,073	20,975	19,720

Total cost of revenues	49,499	49,290	194,511	190,064

Gross margin (exclusive of depreciation)	47,144	43,909	188,595	187,253

Operating expenses:
Research and development	13,319	9,067	46,191	33,932
Selling, general and administrative	11,090	11,373	43,127	52,492
Depreciation	2,787	2,446	10,438	9,862
Restructuring charges	—	14,525	2,368	14,534

Total operating expenses	27,196	37,411	102,124	110,820

Operating income	19,948	6,498	86,471	76,433

Other income (expense):
Interest expense	(1,815)	(1,771)	(7,465)	(7,537)
Interest and investment income, net	5,991	1,901	21,984	4,059
Other, net	31	(5)	(21)	6

Total other	4,207	125	14,498	(3,472)

Income from continuing operations before income taxes	24,155	6,623	100,969	72,961
Income tax provision	(10,029)	(2,339)	(38,408)	(26,219)

Income from continuing operations	14,126	4,284	62,561	46,742

Discontinued operations:
Income (loss) from discontinued operations, includes net pretax gain (loss) on disposals of $(6,000) in 2006 and $10,904 in 2005	—	8,738	(6,555)	(5,685)
Income tax benefit	969	9,577	3,764	12,172

Discontinued operations, net of tax	969	18,315	(2,791)	6,487

Net income	$15,095	$22,599	$59,770	$53,229

Basic earnings (loss) per common share:
Income from continuing operations	$0.31	$0.09	$1.35	$0.98
Discontinued operations, net of tax	0.02	0.39	(0.06)	0.13

Net income	$0.33	$0.48	$1.29	$1.11

Diluted earnings (loss) per common share:
Income from continuing operations	$0.30	$0.09	$1.33	$0.96
Discontinued operations, net of tax	0.02	0.38	(0.06)	0.13

Net income	$0.32	$0.47	$1.27	$1.09

Weighted-average shares outstanding:
Basic	45,877	46,906	46,464	47,851
Diluted	46,723	47,837	47,102	48,571

CSG Systems International, Inc.

January 23, 2007

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Twelve Months Ended
	December 31, 2006	December 31, 2005
Cash flows from operating activities:
Net income	$59,770	$53,229
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	10,438	13,690
Amortization	17,112	25,130
Restructuring charge for abandonment of facilities and impairment of assets	401	10,451
Net pretax (gain) loss on disposition of discontinued operations	6,000	(10,904)
Gain on short-term investments	(1,841)	(336)
Deferred income taxes	15,685	(1,947)
Excess tax benefits from stock-based compensation awards	(3,511)	2,001
Stock-based employee compensation	12,214	20,358
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	(2,295)	(17,271)
Other current and non-current assets	(1,093)	2,939
Income taxes payable/receivable	12,070	(6,565)
Trade accounts payable and accrued liabilities	(13,565)	8,618
Deferred revenue	6,765	3,181

Net cash provided by operating activities	118,150	102,574

Cash flows from investing activities:
Net payments from the disposition of discontinued operations	(6,436)	239,760
Purchases of property and equipment	(12,651)	(12,798)
(Purchase) proceeds from sale of aircraft held for sale	7,376	(8,712)
Purchases of short-term investments	(283,082)	(88,058)
Proceeds from sale/maturity of short-term investments	156,200	66,286
Acquisition of business, net of cash acquired	(22,283)	(579)
Acquisition of and investments in client contracts	(10,658)	(6,060)

Net cash provided by (used in) investing activities	(171,534)	189,839

Cash flows from financing activities:
Proceeds from issuance of common stock	11,528	5,316
Repurchase of common stock	(66,600)	(81,320)
Payments on acquired equipment financing	(481)	—
Excess tax benefits from stock-based compensation awards	3,511	—
Payments of deferred financing costs	—	(87)

Net cash used in financing activities	(52,042)	(76,091)

Effect of exchange rate fluctuations on cash	—	(3,760)

Net increase (decrease) in cash and cash equivalents	(105,426)	212,562
Cash and cash equivalents, beginning of period	346,113	133,551

Cash and cash equivalents, end of period	$240,687	$346,113

Supplemental disclosures of cash flow information:
Cash paid during the period for -
Interest	$6,165	$6,177
Income taxes	7,438	25,923